EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-38242 on Form S-3 and Registration Statements No. 33-65330, No. 33-80043, No. 333-38210 and No. 333-38214 on Forms S-8 of Inprimis, Inc. (the "Company"), formerly Boca Research, Inc., of our report dated February 22, 2001 (which report expresses an unqualified opinion and includes an explanitory paragraph related to substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Inprimis, Inc. for the year ended December 31, 2000.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
March 21, 2001